FORM NSAR
Q77.O Transactions effected pursuant to Rule 10F3
Fidelity Union Street Trust II

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From
10	FIDELITY MUNI MONEY MARKET FD	29-Sep-04	6-Oct-04	State of CA 2004 - 05 RANs	6,000,000,000	$605,484,000,000	$100.914	519,200,000	$52,394,548,800	BANC OF AMER SECS LLC (TE&HI)
460	SPARTAN MUNICIPAL MONEY FUND	29-Sep-04	6-Oct-04	State of CA 2004 - 05 RANs	6,000,000,000	$605,484,000,000	$100.914	109,400,000	$11,039,991,600	BANC OF AMER SECS LLC (TE&HI)